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     ASPEN EXPLORATION CORPORATION
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ASPEN EXPLORATION CORPORATION
2050 South Oneida Street, Suite 208
Denver, CO 80224
_________________________________________________________________________________
October 19, 2009

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Aspen Exploration Corporation (“Aspen”) on November 30, 2009, at 1:00 p.m., local time, at 6400 South Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111 (the “Annual Meeting”) to consider various proposals. Proposal number one is for the approval of the election of four directors to serve in the class so designated until their successors have been elected and qualified. The Board of Directors recommends that all stockholders vote for each of the persons nominated by the Board of Directors.

     Proposal number two is for the approval of a resolution granting Aspen’s Board of Directors the authority, in its discretion, to dissolve the Company. The Board of Directors did not agree with respect to whether the Board should recommend that stockholders vote for, against, or abstain with respect to Proposal number two. One member recommends that stockholders vote against this resolution; and three members of the Board of Directors have agreed to forward the resolution to the stockholders for consideration without making a recommendation. The reasons that each member of our Board of Directors came to their recommendation or did not make a recommendation either for or against the proposal are described in the Proxy Statement.

     Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. We have provided instructions on how you may vote your shares in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement. Please vote as soon as possible. You may, of course, attend the Annual Meeting and vote in person even if you have previously submitted voting instructions for your shares. It is very important that every stockholder vote.

Your support of each proposal is very important to the future success of your Company.

Sincerely yours,

R.V. Bailey, Chief Executive Officer

ASPEN EXPLORATION CORPORATION 2050 South Oneida Street, Suite 208 Denver, CO 80224

     __________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 30, 2009
_________________________________________________________________________________

October 19, 2009

TO THE STOCKHOLDERS OF ASPEN EXPLORATION CORPORATION:

     The Annual Meeting of Stockholders of ASPEN EXPLORATION CORPORATION, a Delaware corporation, (“We” or “Aspen”) will be held on November 30, 2009 at 1:00 p.m., local time, at 6400 South Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111 (the “Annual Meeting”), to consider and take action on:

1.	The election of four directors to serve in the class so designated until reelected at an annual meeting of stockholders and until their successors have been elected and qualified.

2.	Consideration of a resolution granting Aspen’s Board of Directors the authority to dissolve the Company. The Board must exercise that authority within twelve months following the date of stockholder approval or the authority to dissolve will be revoked. The Board may exercise or fail to exercise the authority to dissolve the Company in its discretion.

3.	Such other business as may properly come before the Annual Meeting, or any adjournments, or postponements thereof.

     The discussion of the proposals set forth above is intended only as a summary and is qualified in its entirety by the information contained in the accompanying Proxy Statement. Only holders of record of our common stock on October 2, 2009 (“the Record Date”), will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

     Stockholders, whether or not they expect to be present at the Annual Meeting, are encouraged to vote their shares on the internet as instructed in the Notice of Internet Availability of Proxy Materials, or if the Proxy Materials were mailed to you, you may instead complete, sign, date and return the enclosed proxy card. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors:
R.V. Bailey, Chief Executive Officer

PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT

ASPEN EXPLORATION CORPORATION 2050 South Oneida Street, Suite 208 Denver, CO 80224

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 30, 2009

October 19, 2009

     We are furnishing this Proxy Statement to stockholders of ASPEN EXPLORATION CORPORATION (“We” or “Aspen” or the “Company”) in connection with the solicitation of proxies by and on behalf of our board of directors (“Board of Directors” or the “Board”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. We will hold the Annual Meeting on November 30, 2009, at 1:00 p.m. (local time), at 6400 South Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111.

     The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement (including the Notice of Annual Meeting of Stockholders) and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (“Annual Report”), including financial statements (collectively the “Proxy Materials”) are first being provided to stockholders beginning on or about October 19, 2009. A notice of the Internet Availability of the Proxy Materials (“Notice”) will be mailed to certain stockholders on or about October 19, 2009. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

VOTING SECURITIES

     Holders of record of our common stock at the close of business on October 2, 2009 (the “Record Date”) will be entitled to vote on all matters. On the Record Date, we had 7,259,622 shares of common stock issued and outstanding. The holders of shares of our common stock are each entitled to one vote per share. Our voting securities include only our outstanding common stock. (When used herein, the word “you” refers to our stockholders.)

     For the transaction of business at the Annual Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. For Proposal No. 1, the four nominees for our Board of Directors receiving the greatest number of affirmative votes cast will be elected to serve on the Board of Directors. Proposal No. 2 must be approved by a majority of shares outstanding and entitled to vote thereon. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the election of directors or on Proposal No. 2 although (because of the requirement for approval by a majority of the shares outstanding) a broker non-vote or an abstention will have the effect of a vote against the proposal. A "broker non-vote" occurs when a broker is not permitted to vote because the broker does not have specific voting instructions from the beneficial owner of the shares or for other reasons.

     We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our officers, directors and regular employees may solicit proxies personally or by telephone or facsimile. We will not pay any officer, director, or employee additional compensation for doing so. We do not currently intend to retain a professional solicitor to assist in the solicitation of proxies.

     We may, in our discretion, seek an adjournment of the Annual Meeting to a specific time and place if a quorum is not present.

     The proposed corporate actions on which the stockholders are being asked to vote are not corporate actions for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law (the “DGCL”).

     In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our Proxy Materials and proxy card to each stockholder of record, the Company will furnish Proxy Materials to our stockholders on the Internet. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials. Instead, the Notice will instruct you as to how you may access and review all of the information contained in the Proxy Materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a printed copy of our Proxy Materials and proxy card, and have not previously requested a paper copy of these materials, you should follow the instructions for requesting such materials included in the Notice.

     If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these Proxy Materials by mail, you may vote by proxy using the enclosed proxy card or vote by proxy on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet. The procedures for voting by proxy are as follows:

  To vote by proxy on the Internet, go to www.envisionreports.com/ASPN to complete an electronic proxy card.
  To vote by proxy using the enclosed proxy card (if you received a printed copy of these Proxy Materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided. The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by (i) providing notice in writing to the Company that the proxy is revoked; (ii) presenting to the Company a later-dated proxy; or (iii) attending the Annual Meeting and voting in person.

     We provide Internet proxy voting to you as a stockholder to vote your shares on-line. The Internet proxy voting procedures have been designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

     If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on November 29, 2009 to be counted. Shares of the Common Stock represented by all properly executed proxies received will be voted as specified in the proxy.

If you give us a proxy, you may revoke the proxy at any time before it is voted. You may do so:

§	By giving notice to our corporate Secretary of your revocation; or
§	By filing another proxy with our corporate Secretary; or
§	By attending the Meeting and voting in person.

     The address of our corporate secretary is 2050 S. Oneida, Suite 208, Denver, CO 80224. We will ensure that all properly executed and unrevoked proxies received in time are voted in accordance with the instructions of the beneficial owners.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

The following responses to certain questions does not purport to be a complete statement of the information in this Proxy Statement, and are qualified by the more complete information set forth hereinafter.

1.         When and where will the Annual Meeting be held?

As described in the notice, we will hold the Annual Meeting at 6400 South Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111. The Annual Meeting is scheduled for November 30, 2009 at 1:00 p.m., local time. If you expect to attend the Annual Meeting in person, please call Aspen at (303) 639-9860 to ensure that sufficient accommodations are prepared.

2.         Why is the Annual Meeting being held?

The Annual Meeting is being held for the following purposes that are more completely described elsewhere in this Proxy Statement (collectively, the “Proposals”):

Proposal No. 1 asks our stockholders to approve the election of four directors into three classes to serve until re-elected at an annual meeting of stockholders attributable to their class, and until their successors have been elected and qualified.

Proposal No. 2 asks our stockholders to grant the Board of Directors the authority to dissolve the Company. The Board must exercise that authority within twelve months following the date of stockholder approval or the authority to dissolve will be revoked. The Board may exercise the authority to dissolve in its discretion.

3.         Who is asking for my vote?

The Board of Directors is sending or providing this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, and a proxy card to you and all other persons who are stockholders of record of Aspen as of the close of business on October 2, 2009 (the “Record Date”). The Board of Directors is soliciting your vote for our Annual Meeting.

4.         Who is eligible to vote?

Stockholders of record who own shares of our common stock at the close of business on the Record Date are eligible to vote. Each share of common stock is entitled to one vote.

5.       Might the Annual Meeting be adjourned?

We do not currently intend to seek adjournment of the Annual Meeting. However, if we have insufficient votes to meet a quorum (which requires the presence of at least a majority of the outstanding shares), we may consider adjourning the Annual Meeting to a specific time and place. Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called.

6.          Why did you provide me this booklet?

This booklet is a Proxy Statement. It provides you with information you should review before voting on the Proposals listed above and in the Notice of Annual Meeting of Stockholders. We have also made our 2009 Annual Report on Form 10-K available to our stockholders. These proxy materials are being provided because you have the right to vote on these important Proposals concerning your investment in Aspen. Such proxy materials are also available on-line at www.envision reports.com/ASPN.

7.          How do I vote?

Stockholders may vote by visiting www.envisionreports.com/ASPN and utilizing the instructions provided in the Notice. Alternatively stockholders who received the hard copies of the Proxy Materials from Aspen may vote by completing, signing, and returning the enclosed proxy card promptly in the enclosed envelope or by attending the Annual Meeting in person and voting.

Joint owners must each sign the proxy card.

 If you own your shares through a broker-dealer or other nominee, you must vote your shares as instructed by that broker-dealer or other nominee. If you own your shares through a broker-dealer or other nominee, you are not considered to be a stockholder of record, and you will not be permitted to vote your shares in person at the Annual Meeting, unless you have obtained a proxy for those shares from the person who holds your shares of record.

If a stockholder wishes to participate in the Annual Meeting but does not wish to give a proxy, the stockholder may attend and vote at the Annual Meeting in person. Should you require additional information regarding the Annual Meeting, please contact Aspen at (303) 639-9860.

8.          Why does my name not appear as a stockholder of record?

Many investors own their investment shares through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our records as a stockholder even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process. You have the right to request that your broker-dealer deliver to you a certificate representing your shares.

9.           How does the Board recommend that I vote with respect to the election of directors?

The Board of Directors recommends that stockholders vote FOR each of the nominees named in this Proxy Statement.

10.        Why is the Board of Directors submitting a proposal to the stockholders to grant the Board authority to dissolve Aspen?

In connection with preparing for and conducting the May 22, 2009 meeting of stockholders, one stockholder submitted a request that Aspen include a dissolution proposal to be considered at the same time that the stockholders were being asked to consider the sale of Aspen’s oil and gas assets to Venoco, Inc. The Board of Directors had previously considered that possibility, but had determined that presenting the dissolution proposal at the same time as the asset sale proposal would add a significant amount of complexity and risk stockholder consideration of the asset sale. Consequently, Aspen advised the stockholder that Aspen would offer stockholders the opportunity to consider dissolution of Aspen at the next meeting. In response to that statement, the stockholder withdrew his proposal and the Securities and Exchange Commission was able to complete its review of the proxy statement for the May 22, 2009 meeting.

11.        How does the Board recommend that I vote with respect to the proposal that would grant the Board of Directors the discretion to dissolve Aspen?

The Board of Directors proposed dissolution of Aspen for consideration of its stockholders because of commitments made in March 2009. The Board, however, has not determined by majority vote what recommendation should be made to stockholders in connection with the vote:

  One director, R.V. Bailey, believes that the prospective value of Aspen as a public corporation with a continuous filing record and clean financial statements exceeds the value of the remaining net assets, and believes that stockholders may benefit by the possibility of making a business acquisition (including a reverse takeover) that could offer Aspen’s stockholders potential long term value.
  Three directors, Robert A. Cohan, Kevan B. Hensman and Douglas P. Imperato are continuing to evaluate whether they believe the Company can identify and execute on a business opportunity that may offer long term value to the Company’s stockholders and as such none have yet authorized the Board to make a recommendation for or against approval of Proposal No. 2.

Although the Board did not determine whether dissolution is in Aspen’s best interests at the present time, the Board did determine it is appropriate to submit the proposal to its stockholders at the Annual Meeting. As such the proposal is being submitted to the stockholders without any recommendation from the Board of Directors. For further discussion on this issue see page 30 of this Proxy Statement.

12.         How can I obtain more information about Aspen?

We have included an annual report to stockholders with this Proxy Statement that contains additional information about Aspen. Further, this Proxy Statement and the annual report are available online at www.envisionreports.com/ASPN. In addition, information is available on our website at www.aspenexploration.com and through EDGAR, electronic filings maintained by the Securities and Exchange Commission at www.sec.gov.

13.        If Proposal No. 2 is approved, does Aspen have immediate plans to dissolve the Company?

Even if the stockholders approve Proposal No. 2, actual dissolution of Aspen would require further action by Aspen’s Board of Directors, and any such action would be based on their business judgment based on the circumstances as they may exist in the future. If Aspen is unable to identify an appropriate business opportunity or transaction to complete, the Board will likely act to dissolve Aspen. If Aspen does identify a business opportunity or transaction that a majority of the Board determines is worth completing, the Board will likely allow the authority to dissolve to expire. Even if Proposal No. 2 is approved, the Board’s authority to dissolve Aspen will expire in twelve months after the date of stockholder approval unless a certificate of dissolution has been filed with the Delaware Secretary of State before that date.

14.        If Aspen might be dissolved why are the stockholders being asked to re-elect directors at the Meeting?

If the stockholders approve Proposal No. 2 the Company does not intend to immediately dissolve. Instead, Aspen intends to continue to explore potential business opportunities and transactions, and the Board of Directors elected at this meeting will determine the advisability of any potential business opportunities and transactions versus the benefits of dissolution. Even if Aspen does dissolve, the dissolution process requires the Company to continue for a period of time to resolve matters such as current or potential legal disputes, the disposition of property, and to collect and/or settle debt obligations. As such it would be necessary for the process to be overseen by management and the Board of Directors.

15.        If Aspen’s Board of Directors decides to dissolve the Company, what happens next?

We will:

	a.	file a certificate of dissolution with the Delaware Secretary of State;
	b.	adopt a plan of liquidation by Board action in compliance with Delaware law;
	c.	conclude our negotiations with creditors and pay or adequately provide for the payment of the Company’s liabilities;
	d.	distribute any remaining proceeds to the public stockholders, less any income or other tax obligations relating to the income from the Company’s assets; and
	e.	otherwise effectuate the Plan of Liquidation.

16.	If the Company is dissolved, will I be entitled to any distributions?

Probably, however the amount of any distributions(s) will depend on a number of factors, including, but not limited to, the accounts payable and our other liabilities existing on the date of the approval and adoption of the plan of liquidation, our operating expenses that accrue following approval and adoption of the plan of liquidation and the amount of any claims that may be asserted against us. The expenses of our operations will include professional fees and other expenses of liquidation and could be substantial. The distribution stockholders may receive as part of the dissolution would be separate from the distribution the Company plans to pay from the net, after-tax proceeds from the sale of our California assets (expected to be paid in or about December 2009) and any dissolution distribution likely would be paid to stockholders of record on the date we file the certificate of dissolution with the Delaware Secretary of State sometime after such filing takes place.

17.        If the Company is dissolved and distributions are made, would the distribution be taxable?

In general, if the Company is dissolved, our stockholders will recognize gain or loss based on the difference between the aggregate value of distributions to such stockholders and such stockholder's tax basis in the common stock (See "Proposal No. 2: Approval to Grant the Board of Directors the Authority to Dissolve the Company —“Material U.S. Federal Income Tax Consequences of the Plan of Liquidation” beginning on page 34 of this Proxy Statement).

If the Company is not dissolved and we decide to pay a cash dividend to our stockholders, the stockholders will have taxable dividend income to the extent of the stockholders' share of our current and accumulated earnings and profits. We anticipate that any amount distributed in excess of our current and accumulated earnings and profits will be treated as capital gain from the sale of our stock.

18.       Does the dissolution of the Company involve any risk of liability to our stockholders?

If the Company is dissolved, we are obligated to pay, or make provision for the payment of, our expenses and our fixed and contingent liabilities. Under Delaware law, if we fail to make adequate provision for the payment of our expenses and liabilities a stockholder could be held personally liable to any remaining creditors for any deficiency to the extent of such stockholder's previous distributions from us in liquidation. If a stockholder has paid taxes on distributions previously received by the stockholder, a repayment of all or a portion of the prior distribution could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable by that stockholder. If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each of our stockholders could be held liable for payment to our creditors for amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

FORWARD LOOKING STATEMENTS

Because we want to provide you with more meaningful and useful information, this Proxy Statement contains certain "forward-looking statements" (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect our current expectations regarding our possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, regulation of the Securities and Exchange Commission, and common law.

Wherever possible, we have tried to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend," and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the factors set forth under "Item 1A Risk Factors" of our Form 10-K for the fiscal year ending June 30, 2009 and in documents that we subsequently filed. We have no obligation to update or revise any such forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The number of shares outstanding of the Company’s common stock at the Record Date, was 7,259,622. The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date by each director and each executive officer of the Company and by all directors and executive officers as a group.

Name and Address of	Position	Amount and Nature of	Percent of
Beneficial Owner		Beneficial Ownership	Common Stock

R.V. Bailey
2050 S. Oneida St.	Chief Executive	1,391,336(i)	19.17%
Suite 208	Officer and
Denver, CO 80224	Director

Robert A. Cohan
2050 S. Oneida St.	President and	692,737(ii)	10.23%
Suite 208	Director
Denver, CO 80224

Kevan B. Hensman
2050 S. Oneida St.	Chief Financial	28,120(iii)	*
Suite 208	Officer and
Denver, CO 80224	Director

Douglas P. Imperato
2050 S. Oneida St.	Director	7,530(iv)	*
Suite 208
Denver, CO 80224

All current directors and
executive officers as a group		2,119,723(v)	30%
(four persons)

*	Ownership of less than one percent

i	This number includes 1,241,776 shares of stock held of record in the name of R. V. Bailey, and 16,320 shares of record in the name of Mieko Nakamura Bailey, his spouse. Additionally, the number includes 32,000 shares of common stock Aspen issued to the Aspen Exploration Profit Sharing Plan for the benefit of R. V. Bailey as a corporation contribution to Mr. Bailey’s 401(k) account. The number of shares beneficially owned also includes options to purchase 101,240 shares of common stock. However, the number of shares does not include options to purchase 66,667 shares that have not yet vested and will not vest until on or after September 30, 2010, to the extent earned.

ii	This number includes 527,644, shares of common stock. Additionally, Aspen issued 30,733 shares of common stock to the Aspen Exploration Profit Sharing Plan for the benefit of Robert A.
Cohan as a corporation contribution to Mr. Cohan’s 401(k) account. The total number of shares beneficially owned by Mr. Cohan also includes options to purchase 134,360 shares of common stock. However, the number of shares does not include stock options to purchase 100,000 shares that have not yet vested and will not vest until on or after September 30, 2010, to the extent earned.

iii	On September 11, 2006, upon being appointed to our board of directors, Mr. Hensman was granted an option to purchase 10,000 shares of our common stock at $3.70 per share. These options vested immediately upon grant and are exercisable through September 11, 2011. Mr. Hensman also owns options exercisable to acquire 18,120 shares included in the above table. The table does not include options to acquire 33,333 shares, which will not vest until on or after September 30, 2010, to the extent earned.

iv	Includes 3,000 shares of common stock. Also includes options to acquire 4,530 shares of common stock exercisable at $2.14 per share. Does not include options to acquire 8,333 shares that do not vest until on or after September 30, 2010, to the extent earned.

Security Ownership of Certain Beneficial Owners

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of the Record Date by each person (other than the directors and executive officers of the Company) was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock based solely on filings made by such persons.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Common stock

Tymothi Tombar
2713 Crawford Street	421,929(i)	5.8%
Houston, Texas 77004

John Gibbs and Susan Gibbs
P.O. Box 859	471,400 (ii)
Ardmore, OK 73402		6.5%+

(i)	Based solely on a Schedule 13D filed by Mr. Tombar on July 30, 2009 which has not been amended.

(ii)	Based solely on a Schedule 13G/A filed by TriPower Resources, LLC, an Oklahoma limited liability company, successor by conversion to TriPower Resources, Inc., and John and Susan Gibbs on February 12, 2009 which has not been amended.

PROPOSAL ONE ELECTION OF DIRECTORS

     The following persons are nominated to serve as directors of Aspen in the class so designated for a term of one to three years depending upon which class each is appointed to serve, and until the election and qualification of their successors:

Class	Nominee(s)

Class I, for a term expiring at the annual meeting to	Douglas P. Imperato
be held during the fiscal year ending June 30, 2010

Class II, for a term expiring at the annual meeting
to be held during the fiscal year ending June 30, 2011	Kevan B. Hensman

Class III, for a term expiring at the annual meeting
to be held during the fiscal year ending June 30, 2012	R.V. Bailey and Robert A. Cohan

     Our certificate of incorporation divides our Board of Directors into three classes which, under Delaware law, must be as nearly equal in number as possible. The members of each class are elected for three-year terms at each successive annual meeting of stockholders and unless that director is removed or resigns, serve until reelected at the next annual meeting of stockholders at which that director is standing for reelection. Because we have not held an annual meeting of stockholders since 1994, all of our directors are standing for reelection at the Annual Meeting and if elected shall serve in the class and for the term designated above.

     These persons will constitute the entire board of directors. The person named in the proxy intends to vote for these four nominees, each of whom has been recommended for election by the Board of Directors of Aspen, unless a stockholder withholds authority to vote for any or all of the nominees. The four nominees receiving the greatest number of affirmative votes will be elected as directors. If any nominee is unable to serve or, for good cause, will not serve, the person named in the proxy reserves the right to substitute another person of his choice as nominee in his place. Each of the nominees has agreed to serve, if elected.

Identification of Directors and Executive Officers

     The following table sets forth the names and ages of all the Directors and Executive Officers of Aspen, and the positions held by each such person as of the Record Date. As described above, Aspen’s certificate of incorporation divides the Board of Directors into three classes which, under Delaware law, must be as nearly equal in number as possible. Under Aspen’s Restated Certificate of Incorporation, members of each class are elected for three-year terms at each successive meeting of stockholders and serve until their successors are duly elected and qualified; officers are appointed by, and serve at the pleasure of, the Board of Directors. Since we have not held an annual meeting since February 25, 1994, each of the directors is standing for reelection at the Annual Meeting.

Name	Age	Position	Director Since

		Chief Executive
		Officer, Vice
R. V. Bailey	77	President, Secretary,	1980
		Director, and Board
		Chairman

Robert A. Cohan	53	President and Director	1998

		Chief Financial
Kevan B. Hensman	53	Officer, Vice	2006
		President and Director

Douglas P. Imperato	51	Director	2008

*	As described above the class each director belongs to corresponds to when such director is up for reelection.

†	Under Aspen’s Restated Certificate of Incorporation, if any newly created directorships are filled by the Board of Directors, such additional directors shall not be classified until the next annual meeting of stockholders and such directorships shall be apportioned among the three classes of directors at the next annual meeting of stockholders so as to make all such classes nearly equal in number as possible. Since we have not held an annual meeting of stockholders since 1994, all directors are standing for reelection and class designation.

     No arrangement exists between any of the above officers and directors pursuant to which any of those persons was elected to such office or position. None of the directors are also directors of other companies filing reports under the Securities Exchange Act of 1934.

     Robert A. Cohan. Mr. Cohan currently serves as our President and as a director. He served as our chief executive officer and chief financial officer until January 2008 when he suffered a stroke and he has not been able to resume full-time duties since then. Mr. Cohan obtained a Bachelor of Science degree in Geology from the State University College at Oneonta, NY in 1979. He has approximately 28 years experience in oil and gas exploration and development, including employment in Denver, CO with Western Geophysical, H. K. van Poollen & Assoc., Inc., as a Reservoir Engineer and Geologist, Universal Oil & Gas, and as a principal of Rio Oil Co., Denver, CO. Mr. Cohan served as Manager, Oil & Gas Operations, Aspen Exploration Corporation, Denver, CO from 1989 to 1992. He was employed as Vice President, Oil & Gas Operations, for Tri-Valley Oil & Gas Co., Bakersfield, CA. from 1992 to April 1995, at which time Mr. Cohan rejoined Aspen Exploration Corporation as Vice President West Coast Division (now President), opening an office in Bakersfield, CA. He is a member of the Society of Petroleum Engineers (SPE) and the American Association of Petroleum Geologists (AAPG).

     R. V. Bailey. Mr. Bailey served as our vice president until January 2008 when he was appointed as our chief executive officer as a result of Mr. Cohan’s stroke. Mr. Bailey obtained a Bachelor of Science degree in Geology from the University of Wyoming in 1956. He has approximately 45 years experience in exploration and development of mineral deposits, primarily gold, uranium, coal, and oil and gas. His experience includes basic conception and execution of mineral exploration projects. Mr. Bailey is a member of several professional societies, including the Society for Mining and Exploration, the Society of Economic Geologists and the American Association of Petroleum Geologists, and has written a number of papers concerning mineral deposits in the United States. He is the co-author of a 542-page text, published in 1977, concerning applied exploration for mineral deposits. Mr. Bailey is the founder of Aspen and has been an officer and director since its inception, and currently devotes a substantial portion of his time to Aspen’s business.

     Kevan B. Hensman. Mr. Hensman became a director of Aspen Exploration Corporation on September 11, 2006. As a result of Mr. Cohan’s stroke, Mr. Hensman was appointed as our chief financial officer in January 2008. Since April 2002, except for a one-year position as Manager of Paramount Citrus Association, Mr. Hensman has served as an Analyst for Truxtun Radiology Medical Group, LP with the duties of providing financial analysis; performing annual projects; and assisting the Practice Administrator in performing various duties and assignments. Additionally, Mr. Hensman has extensive experience in the oil and gas industry. From November 1997 to May 1999 Mr. Hensman served as the Planner/Gas Analyst for Texaco Exploration and Production Company. Mr. Hensman served as the Supervisor of Fuel Supply and Acquisition Analyst from February 1991 to October 1997 for Santa Fe Energy/Monterey Resources. In 1999, Mr. Hensman received a Bachelor of Science degree in finance from California State University Bakersfield (CSUB). Mr. Hensman is not a director of any other public company. As described below, Mr. Hensman, in his capacity as chief financial officer, served and was paid as a Company consultant.

     Douglas P. Imperato. Mr. Imperato was appointed to our Board of Directors on December 9, 2008. Since 1996, Mr. Imperato has been a self-employed geologist in the oil and gas exploration industry. Mr. Imperato served as a director for Applied Earth Technology, Inc. from September 1985 through September 1989. As described below, Mr. Imperato has also served and was paid as a Company consultant on an on-going basis.

Significant Employees and Family Relationships.

     There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Involvement in Certain Legal Proceedings

     During the past five years, no present director or executive officer of the Company has been the subject matter of any of the following legal proceedings: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (b) any criminal convictions; (c) any order, judgment, or decree permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (d) any finding by a court, the SEC or the CFTC to have violated a federal or state securities or commodities law. Further, no such legal proceedings are believed to be contemplated by governmental authorities against any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Aspen's directors and officers and any persons who own more than ten percent of Aspen's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC").

All directors, officers and greater than ten-percent stockholders are required by SEC regulation to furnish Aspen with copies of all Section 16(a) reports filed. Based solely on our review of the copies of Forms 3, 4 and any amendments thereto furnished to us during the fiscal year completed June 30, 2009 and subsequently, we believe that during the period from July 1, 2009 through the date of this Proxy Statement, all filing requirements applicable to our officers, directors, and greater-than-ten-percent stockholders were complied with.

Certain Relationships and Related Transactions and Director Independence

     None of Aspen’s directors are considered to be “independent” as defined by Section 803A of the NYSE Amex Company Guide inasmuch as each of the directors has had material relationships with Aspen. The Board considers all relevant facts and circumstances in its determination of independence of all members of the Board. The following sets out information regarding transactions between officers, directors, and significant stockholders of Aspen during the most recent two fiscal years and during the subsequent fiscal year.

Working Interest Participation:

     Some of the directors and officers of Aspen are engaged in various aspects of oil and gas and mineral exploration and development for their own account. Aspen has no policy prohibiting, nor does its Certificate of Incorporation prohibit, transactions between Aspen and its officers and directors. Historically we entered into cost-sharing arrangements with respect to the drilling of its oil and gas properties. Directors and officers (and other employees) may participate (and from time to time have participated) in these arrangements. All directors and executive officers participating in these drilling opportunities must do so on the same basis as non-affiliated participants, and consequently must share a proportional amount of Aspen’s promotional interest.

     At June 30, 2008, R. V. Bailey (Aspen’s chief executive officer and chairman of the Board) and Robert A. Cohan (president and director), each had working and royalty interests in certain of the California oil and gas properties operated by Aspen including Johnson #11, #12 and #13 in the Johnson Unit of the Malton Black Butte field and the Merrill #31-1 which are subject to possible title deficiencies. Depending on the results of our analysis of these deficiencies (which are described in more detail above), we may have overpaid Messrs. Bailey and Cohan some amounts to the same extent (if at all) we may have overpaid other working interest owners in the Johnson Unit of the Malton Black Butte Field with respect to Johnson #11 and #12, and the Merrill #31-1 well. Because we have not commenced production on Johnson #13, we have not made any payments to working interest or royalty owners of that well. In addition, they may have overpaid their share of the drilling costs of such wells.

     At June 30, 2009, no director or officer of Aspen owned a working interest in certain of the California oil and gas properties formerly operated by Aspen.

     As of June 30, 2008 and 2009, working interests of the Company and its affiliates in certain producing California properties are set forth below, as compared to Aspen’s interests in all of its wells:

	Gross Wells	Net Wells
	Gas	Gas

As of June 30, 2008
Aspen Exploration	88	19.17
R. V. Bailey	67	2.14
R. A. Cohan	67	1.2

We did not grant any participatory rights in our Montana oil properties.

Amended Royalty and Working Interest Plan:

     A discussion of Aspen’s Amended Royalty and Working Interest Plant and the specific royalties assigned to our executive officers is included in “Executive Compensation” below.

Employment Agreements:

     See the Executive Compensation disclosure and discussion in this Proxy Statement --Employment contracts and termination of employment and change in control arrangements, for a discussion of the employment contracts between Aspen and Messrs. Cohan and Bailey.

Consulting Fees and Other Compensation Arrangements

     Mr. Imperato. Mr. Imperato was appointed to our Board of Directors in December 2008, and has served as a Company consultant on an on-going basis. In the past we paid Mr. Imperato consulting fees for services provided to the Company, and have paid such fees during our 2009 fiscal year. These fees, paid at the rate of $93.75 per hour during our 2009 fiscal year, amounted to $86,625 in fiscal 2009.

     Mr. Imperato also had working and royalty interests in certain of the California oil and gas properties that were operated by the Company prior to the June 30, 2009 sale to Venoco. During the Company’s fiscal year ended June 30, 2008 Mr. Imperato was paid $166,202 in royalties and $262,671 from his working interests. During fiscal year ended June 30, 2009 Mr. Imperato was paid $93,400 in royalties and $98,856 from his working interests.

     Mr. Imperato also entered into an agreement with Brian Wolf Oil & Gas Properties (“Wolf”), who was engaged by the Company to assemble and operate the Company data room and to assist in the sale of Aspen’s properties. The agreement between Aspen and Wolf required that Aspen pay Wolf 3% of the gross purchase price for the properties, and as a result, Aspen paid Wolf $671,733.57. Wolf had agreed to share a portion of this commission with Mr. Imperato, and as a result paid Mr. Imperato $331,134. Mr. Imperato disclosed this compensation arrangement to the Company prior to his appointment to the Board of Directors, and it had been negotiated between Wolf and Mr. Imperato several months before Mr. Imperato was a director of Aspen.

     Mr. Hensman. Mr. Hensman assumed the role of chief financial officer upon Mr. Cohan’s disability. In that role, Aspen has been paying him consulting fees at $70 per hour as disclosed in the notes to the Directors Compensation Table below.

Other Arrangements:

During the fiscal years 2009 and 2008, Aspen paid for various hospitality functions and for travel,

lodging and hospitality expenses for spouses who occasionally accompanied directors when they were traveling on company business. Management believes that the expenditures were to Aspen’s benefit.

Meetings of the Board and Committees

     The Board of Directors held one formal meeting during the fiscal year ended June 30, 2008 and six formal meetings during the fiscal year ended June 30, 2009. Each director attended all of the formal meetings either in person or by telephone, without exception. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company and the directors acted by unanimous consent six times during fiscal 2008, four times during fiscal 2009, and three times subsequently.

No Audit Committee or Code of Ethics:

     Aspen does not have an audit committee, compensation committee, nominating committee, or other committee of the Board that performs similar functions. Instead, the entire Board acts as the Company’s audit committee, and therefore, Aspen does not have a designated audit committee financial expert.

     Aspen’s Board of Directors has not adopted a code of ethics because the Board does not believe that, given the small size of Aspen and the limited transactions, a code of ethics is warranted.

No Nominating Committee; Procedures by which Security Holders May Recommend Nominees to the Board of Directors; Communications with Members of the Board of Directors:

     As noted above, Aspen does not have a nominating committee. We do not have a nominating committee because our Board of Directors does not believe that such a committee is necessary given our small size, and because we have not held an Annual Meeting of stockholders since February 1994. Instead, when a board vacancy occurs, the remaining board members participate in deliberations concerning director nominees.

     As required by Section 2.12 of Aspen’s Bylaws, any stockholder who desires to submit a nomination of a person to stand for election of directors at a stockholders meeting at which directors are to be elected must submit a notification of the stockholder’s intention to make a nomination (“Notification”) to Aspen at least 45 days prior to the Annual Meeting and must provide the following additional information to Aspen:

1.	Name, address, telephone number and other methods by which Aspen can contact the stockholder submitting the Notification and the total number of shares beneficially owned by the stockholder (as the term “beneficial ownership” is defined in SEC Rule 13d-3);
2.	If the stockholder owns shares of the Company’s voting stock other than on the records of the Company, the stockholder must provide evidence that he or she owns such shares (which evidence may include a current statement from a brokerage house or other appropriate documentation);
3.	Information from the stockholder regarding any intentions that he or she may have to attempt to make a change of control or to influence the direction of the Company, and other information regarding the stockholder or any other persons associated with the stockholder that would be required under Items 4 and 5 of SEC Schedule 14A were the stockholder or other persons associated with the stockholder making a solicitation subject to SEC Rule 14a-12(c);
4.	Name, address, telephone number and other contact information of the proposed nominee; and

5.	All information required by Item 7 of SEC Schedule 14A with respect to the proposed nominee, in a form reasonably acceptable to the Company.

     Any stockholder desiring to communicate directly with any officer or director of Aspen may address correspondence to that person at our offices in Denver, Colorado. Our office staff will forward such communications to the addressee.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation awarded, paid to, or earned by the chief executive officer and the other principal officers of Aspen for the two years ended June 30, 2008 and 2009. No other person who is currently an executive officer of Aspen earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to each by Aspen and any Aspen subsidiary.

SUMMARY COMPENSATION TABLE

						Non-Equity	Non-Qualified
				Stock	Option	Incentive Plan	Deferred Plan	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

R. A. Cohan,
President and director	2009	$80,000	$-	$-	$-	$-	$-	$24,523	$104,523
	2008	$160,000	$-	$-	$71,563	$-	$-	$156,123	$387,686

R. V. Bailey, CEO
and Chairman,	2009	$90,000	$-	$-	$-	$-	$-	$99,848	$189,848
Executive Vice	2008	$60,000	$-	$-	$50,957	$-	$-	$135,367	$246,324
President

Compensation Discussion and Analysis

     The following Compensation Discussion and Analysis describes the material elements of compensation for the executive officers identified in the Summary Compensation Table contained above – being our chief executive officer (R.V. Bailey (“CEO”)), and President (Robert A. Cohan), the “named executive officers.”

     As more fully described below, the board of directors (which includes the named executive officers) acting in lieu of a compensation committee reviews the total direct compensation programs for our CEO, and President. Notably the salary and other benefits payable to our named executive officers are set forth in employment agreements which are discussed below. The only discretionary portion of the compensation is the options that may (in the discretion of the board) be issued to the named executive officers.

     Our CEO reviews the base salary, annual bonus and long-term compensation levels for other employees of the Company. The entire Board of Directors remains responsible for significant changes to, or adoption of, new employee benefit plans.

     Cash Compensation Payable To Our Named Executive Officers. Historically, our named executive officers receive a base salary payable in accordance with our normal payroll practices and pursuant to contracts between each of these officers and Aspen (which contracts are described in more detail below), except for Kevan Hensman, our chief fiinancial officer, who is compensated on an hourly basis for services rendered. We believe that the base salaries as set forth in the employment contracts were reasonable when entered into and were less than those that are received by comparable officers with comparable responsibilities in similar companies. Notably our chief executive officer and our president were participants in our amended royalty and working interest plan discussed below. Our chief financial officer did not participate in this plan. As described in more detail below, Mr. Cohan’s employment contract expired December 31, 2008 and Mr. Bailey’s contract will expire December 31, 2009.

     In the future, when we reconsider salaries for our executives, we will do so by evaluating their responsibilities, experience and the competitive marketplace. More specifically, we expect to consider the following factors in determining our executive officers’ base salaries:

1.	the executive’s leadership and operational performance and potential to enhance long-term value to the Company’s stockholders;
2.	performance compared to the financial, operational and strategic goals established for the
Company;
3.	the nature, scope and level of the executive’s responsibilities;
4.	competitive market compensation paid by other companies for similar positions, experience and performance levels; and
5.	the executive’s current salary, the appropriate balance between incentives for long-term and short-term performance.

     Unless the composition of our board of directors changes before that time, however, the board considering these issues will not be independent. All of our directors are employees, Company consultants, or named executive officers. Thus, any compensation decisions made in the future are not likely to be at arms’-length.

     Stock Option Plan Benefits. Our officers and directors are eligible to be granted options. Currently the Company only has one formal equity compensation plan, (the “2008 Equity Plan”)

     Prior to the adoption of the 2008 Equity Plan Messrs. Cohan, Bailey, and Hensman were granted option outside of that plan and own the following options which are not subject to vesting criteria or termination in the event the individual is no longer associated with Aspen.

	Options	Exercise	Expiration
	Outstanding	Price	Date

Cohan	80,000	$2.67	January 1, 2010
Bailey	65,000	2.67	January 1, 2010
Hensman	10,000	3.70	September 11, 2011

     The 2008 Equity Plan (consisting of 1,000,000 shares, options for 600,000 of which were granted to persons serving as our directors on February 28, 2008). The 2008 Equity Plan provides for:

  a cashless exercise of the options granted (§7(d)(5) of the 2008 Equity Plan),
  “all Options theretofore granted to such Recipient but not theretofore exercised shall terminate three months following the date the Recipient ceased to be an employee, officer, advisor or consultant of the Corporation” unless for “Cause,” in which case the options terminate immediately (§7(e) of the 2008 Equity Plan), and
  The continued exercisability of all options for one year following the death or disability of the option holder (§7(f) of the 2008 Equity Plan).

     With respect to the options granted under the 2008 Equity Plan, one-third of the options granted vested or expired as of September 30, 2008, one-third as of September 30, 2009, and one-third as of September 30, 2010, in each case based on Aspen achieving certain performance goals as reflected in its audited financial statements and reserve report as of the fiscal year end immediately preceding such date. To the extent they vest, the options expire February 27, 2013. The options are exercisable at $2.14 per share – well in excess of the current market price. The following table sets forth the performance standards.

		Actual Results
		for year ended	Goals for the Year Ended June 30,
Factors*	Weight	June 30, 2007	2009	2010

Total Barrels of Oil	30%	580,045	650,000	700,000
Equivalent – Proved

Present Value of Reserves
– 10% Discount	25%	$13,400,466	$15,140,000	$16,030,000

Production (Barrels of Oil	30%	103,653	120,000	130,000
Equivalent)

Net Income	15%	$925,269	10% increase	10% increase
			over prior year	over prior year

*	No factor may be valued more than 100%. Any factor that is less than the 2007 base year will be weighted at zero.

     At June 30, 2008, 90,600 options were earned by the named executive officers based on performance conditions that were met, and 76,067 options expired due to unmet conditions. The 90,600 options that were earned by the named executive officers as of June 30, 2008 vested as of September 30, 2008. 166,667 options that were subject to the vesting requirements during the 2009 fiscal year were unearned during fiscal 2009 due to unmet conditions. Specifically:

  Since the Venoco transaction closed on June 30, 2009, there will be no reserve report for the fiscal year ended 2009. Thus the first two conditions (55%) cannot be met.
  Since the transaction closed as of December 1, 2008, the third condition (30%) was not met.
  The fourth condition (15%) was not met due to a net loss for the 2009 fiscal year.

     Elements of “All Other Compensation.” The amounts reflected in the column labeled “other compensation” in the above Summary Compensation Table predominately consist of compensation paid to the named executive officers from our “Amended Royalty and Working Interest Plan” and from benefits received from our 401(k) plan.

1.   “Amended Royalty and Working Interest Plan”

     Aside from their base salaries, the largest element of the compensation of our executive officers is realized from our “Amended Royalty and Working Interest Plan” (the “Plan”) by which we have in the past, in our discretion, assigned overriding royalty interests or other interests in oil and gas properties or in mineral properties. This plan was intended to provide additional compensation to Aspen’s personnel involved in the acquisition, exploration and development of Aspen’s oil or gas or mineral prospects. In addition to our executive officers, all of our employees are eligible to participate in this Plan. In the fiscal years ended June 30, 2009 and 2008, Ms. Shelton, our corporate office manager (and neither an officer nor a director of Aspen), also participated in the Plan. Inasmuch as Aspen is not engaged in the oil and gas industry at the present time, we do not expect any additional assignments to be made under this plan.

     The allocations for royalty under Aspen’s “Royalty and Working Interest Plan” for employees are based on a determination by management whether there is any “room” for royalties in a particular transaction. In some specific cases management may believe that an oil or gas property or project is sufficiently burdened with existing royalties so that no additional royalty burden can be allocated to our employees for that property or project. In other situations a determination may be made that there are royalty interests available for assignment to our employees. The determination of whether royalty interests are available and how much to assign to employees (usually less than 3%) is made on a case-by-case basis by Robert A. Cohan, president, and R. V. Bailey, our chief executive officer and vice president, both of whom benefit from royalty interests assigned. We never granted any overriding royalty interests in our Montana oil properties (which properties we sold in February 2009).

     During fiscal year 2008, we assigned to employees royalties on certain of our properties pursuant to our Amended Royalty and Working Interest Plan, as set forth in the following table. No assignments of overriding royalty interests were made to employees during fiscal year 2009. At the time we assign these overriding royalty interests, we considered the value of the royalties assigned to be nominal since the assignments are made while the properties are undeveloped and unproved, and before any wells or drilled or significant exploratory work has been performed. The overriding royalty interests in these properties granted to our named officers and our one additional (non-executive) employee were as follows:

	R.V. Bailey	R.A. Cohan	J.L. Shelton
Assigned during the
2009 fiscal year	percent	percent	percent

	-	-	-

Assigned during the
2008 fiscal year:

Johnson Unit 13	1.260000	1.260000	0.480000
SJDD 11-1	1.360000	2.000000	0.640000
Delta Farms 10	0.816000	1.200000	0.384000
Eastby 1-1	0.906661	1.333325	0.426664

     The following table sets forth the payments received during the years stated by our named executive officers.

	Payments Received During
	Fiscal Year Ended June 30,

	2009	2008

Mr. Cohan	$59,114	$145,873
Mr. Bailey	$43,234	$102,927

     These payments derive from royalties assigned to employees as described above and the royalties that were assigned in prior years. Any monies realized by our executive officers under the Amended Royalty and Working Interest Plan are reflected in column labeled “All Other Compensation” in the Summary Compensation Table.

2.      Other Elements of Compensation and Benefits

     Our executive officers also receive certain other benefits, although these benefits do not constitute a large portion of their overall compensation. These benefits are summarized below.

     We have a Profit-Sharing 401(k) Plan which we adopted effective July 1, 1990. All employees are eligible to participate in this Plan immediately upon being hired to work at least 1,000 hours per year and attained age 21. Aspen’s contribution (if any) to this plan is determined by the Board of Directors each year.

     We adopted an Amendment to the Profit-Sharing 401(k) Plan effective July 1, 2005 which states that Aspen will make matching contributions equal to 50% of the participant’s elective deferrals. During fiscal 2008, we contributed $30,250 to the plan ($10,000 to R. V. Bailey’s plan; $10,250 to Robert A. Cohan’s plan; $10,000 to Judith L. Shelton’s plan). During fiscal 2009, we contributed $25,125 to the plan ($10,000 to R. V. Bailey’s plan; $5,125 to Robert A. Cohan’s plan; $10,000 to Judith L. Shelton’s plan). When amounts are contributed to Mr. Bailey’s and Mr. Cohan’s accounts (which amounts are fully vested), these amounts are also included in the column labeled “All Other Compensation” in the Summary Compensation table, above.

     For the fiscal years ended June 30, 2009 and 2008, the Company had a policy of reimbursing employees for medical expenses incurred but not covered by the paid medical insurance plan. Expenses reimbursed for fiscal 2009 and fiscal 2008 were $22,833 and $24,108, respectively. As of June 30, 2009 and 2008 there were no accruals for reimbursement of medical expenses. Under the terms of Mr. Bailey’s current employment agreement, he is responsible for his own medical insurance premiums and will no longer be reimbursed excess medical expenses.

     During the 2008 fiscal year Aspen provided one vehicle each to Messrs. Bailey and Cohan. In fiscal 2009, Messrs. Bailey and Cohan purchased the vehicles from the Company. Mr. Cohan purchased his vehicle from Aspen at fair market value as determined in the used car market. Pursuant to Mr. Bailey’s September 2004 employment agreement, he purchased his vehicle from Aspen for $500, significantly below the fair market value of that vehicle. The difference between the purchase price paid by Mr. Bailey when he acquired his vehicle from Aspen for $500 (pursuant to his September 2004 employment agreement) and the fair market value of that vehicle ($23,781) is also included in “Other Compensation” for Mr. Bailey.

3.    Expense Reimbursement.

     We have agreed to reimburse our officers and directors for out-of-pocket costs and expenses incurred on behalf of Aspen. Since this reimbursement is on a fully-accountable basis, there is no portion treated as compensation.

4.    Purchases of Working Interests

     As described in Item 1, above, when Aspen was actively operating its California natural gas properties, Aspen generally did not incur all of the expense and bear all of the risk in drilling its wells. Aspen generally sought other participants who were familiar with the oil and gas industry and the wells being drilled and retained a promotional interest. Oftentimes, our named executive officers participate in these wells. When they did so, they purchased working interests on the same basis as unaffiliated parties and bear their proportionate share of Aspen’s promotional interest. These investments by our named executive officers are not considered to be compensatory since the named executive officers are participating in the wells on the same basis as unaffiliated parties.

5.    Other

     Mr. Cohan also served as a director during our fiscal year 2009 and was compensated $4,000 for serving in that capacity. This amount is included in “Other Compensation” above rather than added to the Director compensation table below.

     Employment Agreement with our Named Executive Officers.We have entered into employment agreements with two of our named executive officers. The material terms of these agreements are summarized as follows:

     Mr. Cohan:  Aspen and Robert A. Cohan entered into an employment agreement dated January 1, 2003, as amended on April 22, 2005 (the “Agreement”). The Agreement was for an initial three year term, was amended in April 2005, and expired on December 31, 2008. Under the Agreement we paid Mr. Cohan an annual salary of $160,000 and we offered Mr. Cohan health insurance, cost reimbursement, and certain other benefits.

     As reported in January 2008, Mr. Cohan suffered a stroke and was unable to continue to perform his duties as chief executive officer and chief financial officer of Aspen. As a result, these duties were assumed by Messrs. R.V. Bailey and Kevan Hensman. As a result, on September 4, 2008, Aspen notified Mr. Cohan that his employment agreement would not be renewed when it expired on December 31, 2008.

     Mr. Bailey:  Effective May 1, 2003, and as amended September 21, 2004, we entered into an employment agreement with R. V. Bailey (the “2003 Agreement”). The pertinent provisions of the 2003 Agreement included an employment period ending May 1, 2009, the title of Vice President (although Mr. Bailey is now serving as our chief executive officer) and an annual salary of $60,000 per year from January 1, 2007, ending May 1, 2009. Effective as of January 1, 2009, and as amended July 21, 2009, we entered into a new employment agreement with Mr. Bailey (the “2009 Agreement”) pursuant to which both parties agreed that the 2003 Agreement was terminated as of January 1, 2009. The pertinent provisions of the 2009 Agreement include an employment period ending December 31, 2009 with a salary of $120,000 per year. The 2009 Agreement provides that Mr. Bailey is eligible to participate in Aspen’s stock options and royalty interest programs. During the term of the agreement, and in lieu of health insurance, we have agreed to pay Mr. Bailey a monthly allowance to cover such items as prescriptions, medical and dental coverage for himself and his dependents and other expenses not covered in the agreement. To the extent that Mr. Bailey does not provide documentation accounting for the expenditure of this amount for medical reimbursement purposes, it is treated as compensation to him. The original monthly allowance was $1,700, but the agreement provided that it should be adjusted each June for inflation. Currently the monthly allowance is $1,966.

     We may terminate the 2009 Agreement upon Mr. Bailey’s death by paying his estate all compensation that had or will accrue to the end of the year of his death plus $75,000. Should Mr. Bailey become totally and permanently disabled, we will pay Mr. Bailey one half of the salary and benefits set forth in our agreement with him for the remainder of the term of the 2009 Agreement. Aspen may not terminate the 2009 Agreement for other reasons. The 2003 Agreement terminated Aspen’s obligations under a previous agreement by which it was obligated to repurchase Mr. Bailey’s stock upon his death.

Stock Options and Stock Appreciation Rights Granted During the Last Fiscal Year:

     On February 27, 2008, the Board of Directors adopted the 2008 Equity Plan (the “Plan”). 1,000,000 shares of common stock are reserved under the Plan for the grant of stock options or issuance of stock bonuses to compensate new, continuing, and existing employees, officers, consultants, and advisors of the Company. Concurrent with the adoption of the Plan, the board granted options to purchase 775,000 shares of common stock at an exercise price of $2.14 per share. 1/3 of the shares vest on each September 30, of 2008, 2009, and 2010 if certain performance conditions are met. At June 30, 2008, 247,097 shares were earned, based on performance conditions, and 117,902 expired. At June 30, 2009, no shares were earned, based on performance conditions, and 258,333 expired.

The following table sets out the unexercised stock options, stock granted as bonuses that have not vested, and equity incentive plan awards for each Named Executive Officer outstanding at June 30, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

							Equity Incentive
						Market	Plan Awards:
					Number of	Value of	Number of
	Number of Securities				Shares or	Shares or	Unearned
	Underlying Unexercised				Units of	Units of	Shares, Units,
	Options(1) (#)		Option	Option	Stock That	Stock That	Other Rights
			Exercise	Expiration	Have Not	Have Not	That Have Not
Name and Principal Position	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)

R. V. Bailey,	65,000	-	2.67	1/1/2010	-	$-	-
CEO and Chairman	36,240	66,667	2.14	2/27/2013	66,667	60,000	66,667

Robert A. Cohan,	80,000	-	2.67	1/1/2010	-	-	-
President and Director	54,360	100,000	2.14	2/27/2013	100,000	90,000	100,000

Kevan Hensman,	10,000	-	3.70	9/11/2011	-	-	-
CFO and Director	18,120	33,333	2.14	2/27/2013	33,333	30,000	33,333

(1)       On February 27, 2008, the Board of Directors adopted the 2008 Equity Plan (the “Plan”). 1,000,000 shares of common stock are reserved under the Plan for the grant of stock options or issuance of stock bonuses to compensate new, continuing, and existing employees, officers, consultants, and advisors of the Company.

(2a)     On April 27, 2005, Mr. Bailey was granted an option to purchase 65,000 shares of our common stock at an exercise price of $2.67 per share. These options vested over three years without performance criteria, and are now entirely vested.

(2b)     On February 27, 2008, Mr. Bailey was granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.14 per share. 1/3 of the shares vest on each September 30, of 2008, 2009, and 2010 if certain performance criteria are met. At June 30, 2009, 36,240 were earned (based on the FY 2008 performance criteria), and 97,094 options expired (including 66,667 that expired in fiscal 2009 as a result of meeting none of the performance criteria).

(3a)     On February 27, 2008, Mr. Cohan was granted an option to purchase 300,000 shares of our common stock at an exercise price of $2.14 per share. 1/3 of the shares vest on each September 30, of 2008, 2009, and 2010 if certain performance criteria are met. At June 30, 2009, 54,360 were earned (based on the FY 2008 performance criteria), and 145,640 options expired (including 100,000 that expired in fiscal 2009 as a result of meeting none of the performance criteria).

(3b)     On April 27, 2005, Mr. Cohan was granted an option to purchase 80,000 shares of our common stock at an exercise price of $2.67 per share. These options vested over three years without performance criteria, and are now entirely vested.

(4a)     On February 27, 2008, Mr. Hensman was granted an option to purchase 100,000 shares of our common stock at an exercise price of $2.14 per share. 1/3 of the shares vest on each September 30, of 2008, 2009, and 2010 if certain performance criteria are met. At June 30, 2009, 18,120 were earned (based on the FY 2008 performance criteria), and 48,546 expired (including 33,333 that expired in fiscal 2009 as a result of meeting none of the performance criteria).

(4b)      On September 11, 2006, Mr. Hensman was granted an option to purchase 10,000 shares of Aspen’s common stock exercisable at $3.70. The option vested immediately and is exercisable through September 11, 2011. These options vested when granted.

Long Term Incentive Plans/Awards in Last Fiscal Year:

     Except as described in our 401(k) plan, we do not have a long-term incentive plan nor have we made any awards during the fiscal years ended June 30, 2009 or 2008.

Report on Re-pricing of Options/SARs:

     We did not re-price any options or stock appreciation rights during the fiscal years ended June 30, 2008, June 30, 2009, or subsequently.

Compensation of Directors

     Although we have not formally adopted a plan for the compensation of our directors, in September 2006, upon his appointment as a director we issued Mr. Hensman an option to purchase 10,000 share of our common stock at a price of $3.70 per share, exercisable through September 11, 2011. In addition, we agreed to pay Mr. Hensman $2,000 per meeting of the board of directors that he attends in person or by telephone, and to reimburse him for any expenses that he may incur in performing his duties as a member of the board of directors. Subsequently, we offered the same compensation terms to Mr. Imperato (who became a director in December 2008) and to Mr. Cohan (who ceased being an employee of Aspen as of December 31, 2008). The fees earned by Messrs. Hensman and Imperato for attending meetings in fiscal year 2009 are reflected in the Director Compensation Table below. As a result of his appointment as chief financial officer, Mr. Hensman is also receiving consulting fees from Aspen at the rate of $70.00 per hour. Mr. Imperato, who was a consultant to Aspen even before his appointment as a director, received consulting fees during FY 2009 at the rate of $93.75 per hour which are reflected in note 2 to the Director Compensation table, below.

     Mr. Cohan also served as a director during our fiscal year 2009 but is not reflected in the Director Compensation table below as all compensation received by him is reflected in the Summary Compensation table.

     We have no other arrangements pursuant to which any of our directors was compensated during the fiscal year ended June 30, 2008 or 2009 for services as a director.

DIRECTOR COMPENSATION

				Non-Equity	Non-Qualified
				Incentive	Deferred
	Fees Earned	Stock	Option	Plan	Compensation
	or Paid	Nonqualifed	Awards	Compensation	on Earnings	Total
Name	in Cash	Awards ($)	($)	($)	($)	($)

Kevan Hensman	$10,000	$-	$-	$-	$-	$10,000

Douglas Imperato	$6,000	$-	$-	$-	$-	$6,000

(1)      Mr. Hensman was appointed to our board of directors in September 2006 and during our 2007 fiscal year was paid fees for attending board meetings and was also granted an option to purchase 10,000 shares of our common stock upon his appointment to our board of directors. In January 2008 Mr. Hensman was appointed to serve as our chief financial officer. The line item above solely reflects compensation paid to Mr. Hensman during fiscal 2009 in his capacity as a director. In addition to the directors’ fees that he received during fiscal 2009 Mr. Hensman received $9,520 in fees for services provided in his capacity as our chief financial officer.

(2)      Mr. Imperato was appointed to our board of directors in December 2008 and during our 2009 fiscal year was paid fees for attending board meetings. The line item above solely reflects compensation paid to Mr. Imperato during fiscal 2009 in his capacity as a director. In addition to the directors’ fees that he received, during its fiscal 2009, Aspen paid Mr. Imperato $86,625 in consulting fees. On February 27, 2008, Mr. Imperato was granted an option to purchase 25,000 shares of our common stock at an exercise price of $2.14 per share. 1/3 of the shares vest on each of September 30, 2008, 2009, and 2010 if certain performance criteria are met. At June 30, 2009, 4,530 were earned, based on the performance criteria (FY 2008) and vested on September 30, 2008, and 12,136 expired.

Vote Required and Recommended

     For Proposal 1, the four nominees for the Board of Directors receiving a plurality of the votes cast will be elected to serve on the Board of Directors.

     The Board of Directors of Aspen recommends that stockholders vote FOR each of the four nominees for directors: Mr. Bailey, Mr. Cohan, Mr. Hensman, and Mr. Imperato. Unless otherwise specified, the enclosed proxy will be voted “FOR” each of the above listed nominees for the Board of Directors.

PROPOSAL TWO

APPROVAL TO GRANT THE BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO DISSOLVE THE COMPANY

     Proposal No. 2 is for the approval of a resolution granting Aspen’s Board of Directors the authority, in its discretion, to dissolve the Company. As a result of the sale of the Company’s interest in a Montana oil property in February 2009 and the sale of the Company’s California oil and gas properties and assets in June 2009 the Company does not currently have any active business operations. Although the Company is currently exploring other business opportunities, as of September 15, 2009 the Company’s discussions with third parties have only been preliminary in nature. The Company intends to continue to explore business opportunities with third parties. As we have not, and do not, intend to limit what types of business opportunities we have or may pursue, if we identify an appropriate business opportunity it may result in Aspen changing its line of business although to date Aspen has, and intends, to focus its search within the broad scope of the natural resources industry.

Reasons the Proposal for Possibly Dissolving the Company is Being Submitted for Stockholder Approval

     As a result of the sale of the Company’s California and Montana oil and gas properties and assets the Company currently has no material or revenue generating operations. In order to gain approval for the sale of the California properties, Aspen was required to seek stockholder approval. In complying with the rules and regulations of the Securities and Exchange Commission relating to the proxy statement process, one stockholder submitted a request that Aspen request that its stockholders consider a dissolution proposal at the same time. Although this had been discussed previously by Aspen’s Board of Directors, the Aspen Board was concerned about the complexity of such a lengthy proxy statement and posed certain other objections to the inclusion of a dissolution proposal at that time. Aspen also advised the stockholder that Aspen would submit a dissolution proposal for consideration by stockholders at a meeting scheduled to be held later in 2009. At that time, the stockholder withdrew his proposal and the SEC completed its review process. Subsequently one other stockholder stated in a filing submitted to the Securities and Exchange Commission on July 30, 2009 that if Aspen does not submit a proposal for dissolution to its stockholders at the Annual Meeting he may take action to try to cause a change of control at Aspen.

     As noted, the Aspen Board had considered the possibility of dissolution even before the stockholder proposal was presented, recognizing that following the sale of its California assets Aspen would only have liquid assets and immaterial other assets. Certain of the directors recognized that as a publicly-held corporation with liquid assets and no business operations, Aspen may have a value greater than the value of the cash. Nevertheless, the directors have recognized that if a majority of Aspen’s stockholders approve Proposal No. 2 at the Annual Meeting, the Board should exercise its business judgment in determining whether to dissolve the corporation or to consider possible business opportunities. In any event, the Board must exercise its authority to dissolve Aspen by filing a certificate of dissolution with the Delaware Secretary of State within twelve months following the date of stockholder approval, or the authority to dissolve will be revoked.

     The Board of Directors will likely consider exercising that authority if no other appropriate business opportunities are then identified by the Company. The Board of Directors may deem it advisable to dissolve the Company should no other appropriate business opportunities be identified because of the lack of income producing assets Aspen owns and the significant costs associated with maintaining the limited business operations while complying with the regulations governing public companies.

     Delaware law requires that stockholders approve and authorize the dissolution of a corporation. As such, and for the reasons outlined above, Aspen is submitting Proposal No. 2 to the stockholders.

Resolution to Possibly Dissolve the Company

     At the meeting, the stockholders will be asked to consider the following resolution for the dissolution and liquidation of the Company:

RESOLVED, that the Board of Directors hereby finds and determines that it is in the best interests of the Company and its stockholders that the Board of Directors have the authority to dissolve the Company, and hereby adopts this resolution pursuant to Section 275 of the Delaware General Corporation Law (the “DGCL”) and any other applicable provisions therein, reserving the right to the Board of Directors to determine when and if to complete the dissolution of the Company by filing a certificate of dissolution with the Delaware Secretary of State as required by the DGCL, and further reserving to the Board of Directors in its discretion to abandon the dissolution of the Company, with the understanding that if the dissolution of the Company has not been completed by filing a certificate of dissolution with the Delaware Secretary of State within twelve months following the date of stockholder approval , the Board will be deemed to have made the decision to abandon the dissolution of the Company.

Board Recommendation

     A majority of the Board of Directors did not reach a consensus on whether the Board would recommend to the stockholders approval of Proposal No. 2. One of Aspen’s directors recommends that the stockholders vote against the proposal, and three directors did not make any recommendation with regard to the proposal.

     R.V. Bailey, the Company’s Chairman and Chief Executive Officer believes that the Company should continue to explore potential business opportunities. Based on conversations with various advisors, and preliminary discussions with third parties, Mr. Bailey believes that Aspen, as a company submitting reports pursuant to the Securities and Exchange Act of 1934 and with an existing stockholder base, can offer value to third parties in potential business transactions. He believes this value may be enhanced because after the distribution to be made to stockholders from the proceeds of the sale of the Company’s California assets Aspen will retain a portion of its existing cash and cash equivalent assets. Public shell companies potentially have value in merger and business combination transactions in excess of the value of their cash assets. Mr. Bailey believes the Company can minimize its expenditures while trying to identify an appropriate business opportunity or transaction. As such, Mr. Bailey believes that Aspen likely will be able to identify a business opportunity that will offer Aspen’s stockholders potential long term value. Mr. Bailey believes that this long term value has the potential to exceed the value offered to stockholders through the dissolution process. Therefore, Mr. Bailey believes that it is not in Aspen’s or its stockholders’ best interest to dissolve the Company, he recommends stockholders vote against Proposal No. 2, and has informed the Board of Directors that he intends to vote against Proposal No. 2.

     Messrs. Cohan (President and director), Hensman (Chief Financial Officer and director) and Imperato (director) are continuing to evaluate whether they believe the Company can identify and execute on a business opportunity that may offer long term value to the Company’s stockholders, and as such neither has yet reached a conclusion on whether Proposal No. 2 should be submitted to the stockholders with or without a recommendation. Although Messrs. Hensman, Imperato, and Cohan do not believe the Company should engage in an open ended search for a business opportunity or transaction, they believe that subject to the Company’s financial resources the Company in the near term should continue to attempt to identify a business opportunity or transaction. As of the date of this Proxy Statement Messrs. Hensman, Cohan and Imperato have not informed the Company whether each intends to support or oppose Proposal No. 2.

     While, the Board of Directors as a whole does not currently have any immediate plans to dissolve the Company, and certain of the Board members have no  recommendation for or against Proposal No. 2 the Board of Directors believes it is appropriate to submit a proposal to the Company’s stockholders that, if approved, would give the Board the authority to dissolve the Company should the Board of Directors be unable to identify an appropriate business opportunity or corporate transaction and later believe it is in the Company’s best interests to do so.

Principal Provisions of a Plan of Liquidation Should the Company Be Dissolved

     Should the Company be dissolved, such dissolution will follow a plan of liquidation, which will be approved and adopted by the Board of Directors at a later date. The material features of a plan of liquidation are summarized below. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by the plan of liquidation that is ultimately approved and adopted by the Board of Directors.

     Once a plan of liquidation is effective, the steps below will be completed at such times as our Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable. A certificate of dissolution will be filed with the State of Delaware pursuant to Section 275 of the Delaware General Corporation Law (“DGCL”). Our dissolution will become effective, in accordance with Section 275 of the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State of Delaware (the "Dissolution Date"). Pursuant to the DGCL, we will continue to exist for three years after the Dissolution Date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized. Moreover, we will continue after such period for the purpose of pending legal actions.

     From and after the Dissolution Date, we will not engage in any business activities except to the extent necessary to preserve the value of our assets, wind down our business and affairs, and distribute our assets in accordance with the plan of liquidation and pursuant to Section 278 of the DGCL.

     Our officers will negotiate and consummate the sales of all of our remaining assets and properties insofar as our Board of Directors deems such sales necessary, appropriate or advisable. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our Board of Directors. Such liquidation of our assets will be in accordance with any applicable provision of the DGCL, including Sections 280 or 281.

     If the Company is dissolved, we may, from time to time, make liquidating distributions of our remaining funds and unsold assets, if any, in cash or in kind, to the holders of record of shares of our common stock at the close of business on the Dissolution Date. Such liquidating distributions, if any, will be made to the holders of shares of our common stock on a pro rata basis; all determinations as to the time for and the amount and kind of distributions will be made by our Board of Directors, in its absolute discretion. No assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims, and to make any cash distributions to our stockholders. Thus, our Board of Directors is currently unable to predict the precise nature, amount or timing of any distributions. The actual nature, amount and timing of all distributions will be determined by our Board of Directors, in its discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations.

     If the Board of Directors elects to dissolve the Company, our Board of Directors believes that we will have sufficient assets to pay our current and future obligations and to consider making distributions to our stockholders, but there can be no assurance to that effect. The amount of any distributions will depend on a number of factors, including, but not limited to, the accounts payable and our other liabilities existing on the date of the approval and adoption of the plan of liquidation, our operating expenses that accrue following approval and adoption of the plan of liquidation and the amount of any claims that may be asserted against us. The expenses of our operations will include professional fees and other expenses of liquidation. In addition, the actual amount, if any, to be received by stockholders upon dissolution will depend upon any accrual we may have to make for contingent liabilities or contractual claims (if any).

     As of June 30, 2009, the Company had accrued unpaid liabilities of approximately $2,300,000, and total assets of approximately $11,694,419. The Company intends to distribute substantially all of the net, after-tax proceeds from the sale of its California assets to our stockholders, once that figure can be definitively determined (which is expected to be in early November 2009 with the distribution likely being paid in December 2009). After this distribution the Company’s cash and cash equivalent assets will likely be approximately $2.3 million. If the Company initiates the dissolution process the Company expects it would reduce its liabilities and cash and other liquid assets to zero in connection with the winding down of its business.

Federal Securities Laws Reporting Obligations

     As a result of the sale of our California assets to Venoco we do not currently have any active business operations. However, the Company still has a class of securities registered under the Securities Exchange Act of 1934 and the Company continues to have an obligation to submit periodic reports to the Securities and Exchange Commission and comply with other obligations imposed by the federal securities laws. The Company does not currently have any intention to attempt to terminate its reporting (or other) obligations under the federal securities laws. Even if Proposal No. 2 is approved the Company expects to continue to comply with its obligations under the federal securities laws until the dissolution process is complete or the Company otherwise has no reporting obligations under the federal securities laws.

     Our stock is currently traded on the OTC Bulletin Board under the symbol “ASPN.OB.” If the Company is dissolved, we would close our stock transfer books on the Dissolution Date and at such time cease recording stock transfers and issuing stock certificates (other than replacement certificates). Accordingly, it is expected that trading in shares of our common stock would likely cease on and after such date.

Expenses and Indemnification

     In connection with and for the purpose of implementing and assuring completion of the dissolution, we may, in the absolute discretion of our Board of Directors, pay any brokerage, agency, legal and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Board’s plan of liquidation, including, but not limited to, the payment of retainer fees to any such persons.

     We will continue to indemnify our officers, directors, employees and agents in accordance with Article VIII of our Restated Certificate of Incorporation, Section 5.01 of our Amended and Re-Stated Bylaws, the indemnification agreements entered into between the Company and its officers and directors, and any contractual arrangements for actions taken in connection with the plan of liquidation and the winding down of the Company’s affairs. Our Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover any such obligations. Immediately prior to the completion of the distribution or liquidation of all of our assets in the winding down of our affairs (the Effective Time"), we will obtain and fully pay for insurance policies that provide coverage for events occurring on or before the Effective Time with a claims period of six years from and after the Effective Time from insurance carriers with the same or better credit ratings as our current insurance carriers with respect to directors' and officers' liability insurance with benefits and levels of coverage that are no less favorable than those on our existing policies.

Sales of the Company's Assets

     If the Company is dissolved, the Board of Directors has the authority to sell all or substantially all our remaining assets following our dissolution. Assuming we do not identify another business opportunity, our only remaining assets will be cash, cash equivalents and investments, accounts receivable, potential tax refunds, property, and equipment, and certain other assets.

     From and after the Dissolution Date, sales of our remaining assets will be made on such terms as are approved by our Board of Directors and may be conducted by competitive bidding or privately negotiated sales. The prices at which we will be able to sell our remaining various assets will depend largely on factors beyond our control, including, but not limited to, the compatibility of our intellectual property rights with the most likely purchasers of such rights, the extent to which such intellectual property rights are viewed as valuable by such companies and the condition of financial markets and the availability of financing to prospective purchasers of assets. In addition, we may not obtain as high a price for our remaining assets as we might secure if we were not in liquidation.

Contingent Liabilities; Contingency Reserve

     Under the DGCL, if we dissolve the Company, we are required to pay or provide for payment of all of our liabilities and obligations. Following the Dissolution Date, we will pay, to the extent of our funds and assets available, all expenses and fixed and other known liabilities, or set aside as a contingency reserve, assets which we believe to be adequate for payment thereof (the "Contingency Reserve").

     We are currently unable to estimate with precision the amount of any Contingency Reserve that may be required, but any such amount will be deducted before the determination of amounts available for distribution to stockholders. The actual amount of any Contingency Reserve will be based upon estimates and opinions of management and our Board of Directors and derived from review of our estimated operating expenses, including, but not limited to, anticipated compensation payments, estimated legal and accounting fees, rent, payroll and other taxes payable, miscellaneous office expenses, other expenses accrued in our financial statements, and contractual liability claims. There can be no assurance that the Contingency Reserve in fact will be sufficient. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve. The remaining portion of the Contingency Reserve will be paid to the holders of shares of our common stock on a pro rata basis.

Regulatory Approvals

     No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with a dissolution.

Absence of Appraisal Rights

     Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of our common stock in connection with the transactions contemplated by a dissolution or to any similar rights of dissenters under Delaware law.

Potential Liability of Stockholders

     Under the DGCL, in the event that we dissolve and we fail to create adequate reserves for liabilities, or should such reserves be insufficient to satisfy the aggregate amount ultimately found payable in respect of our expenses and liabilities, each stockholder could be held liable for amounts due to creditors to the extent of the amounts that such stockholder received from us. Each stockholder’s exposure to liability is limited to his, her or its pro rata portion of the amounts due to creditors and is capped, in any event, at the amount of the distribution actually received by such stockholder. In addition, a creditor could seek an injunction to prevent us from making distributions, which could delay and/or diminish distributions to stockholders.

Material U.S. Federal Income Tax Consequences

     The following discussion is a general summary of the material U.S. Federal income tax consequences of a dissolution of the Company or the receipt of non-liquidating distributions, but does not purport to be a complete analysis of all the potential tax effects. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS, HER OR ITS TAX ADVISOR FOR ACTUAL TAX CONSEQUENCES TO HIM, HER OR IT OF THE PLAN OF LIQUIDATION OR THE RECEIPT OF NON LIQUIDATINGDISTRIBUTIONS.

     The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Code, Treasury Regulations, the IRS rulings and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. The following discussion has no binding effect on the IRS or the courts. Distributions may occur at various times and in more than one tax year, and it is possible that no distribution will be made. No assurances can be given that the tax treatment described herein will remain unchanged at the time of such distributions. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the dissolution or the receipt of non-liquidating distributions, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. The failure to obtain a ruling from the IRS or an opinion of counsel results in less certainty that the anticipated tax treatment summarized herein will be obtained. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation or from non-liquidating distributions.

     Consequences to the Company. If, and/or when, the Board of Directors approves a plan of liquidation and until the liquidation is complete, we will continue to be subject to tax on our taxable income. We will generally recognize income, gain or loss on sales of our property or collection of claims pursuant to the plan of liquidation. Upon any distribution of property to our stockholders, we will generally recognize gain or loss as if such property was being sold to our stockholders at its fair market value.

     Consequences to our stockholders. If the Company is dissolved, a stockholder generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of any property distributed to such stockholder, if any, less any known liabilities assumed by the stockholder or to which the distributed property is subject, and (ii) such stockholder's tax basis for his, her or its shares of our common stock. A stockholder's tax basis in his or her shares will depend upon various factors, including, but not limited to, the stockholder's cost and the amount and nature of any distributions received with respect thereto. A stockholder's gain or loss will be computed on a "per share" basis. We expect to make more than one liquidating distribution to our stockholders, each of which will be allocated proportionately to each share of our common stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares of our common stock. Gain will be recognized by reason of a liquidating distribution only to the extent that the aggregate value of such distributions received by a stockholder with respect to a share exceeds his, her or its tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of the liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. If a stockholder is required to return any distribution, any payments by a stockholder in satisfaction of any liability not covered by the Contingency Reserve, which is described in greater detail elsewhere in this Proxy Statement, generally would produce a loss in the year paid, which loss could fail to cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed. Gain or loss recognized by a stockholder will generally be treated as capital gain or loss provided the shares are held as capital assets. Such gain or loss will be subject to tax at the short-term or long-term capital gain tax rate, depending on the period for which such shares are held by the stockholder. Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain. The deductibility of capital losses is subject to various limitations. We will provide our stockholders and the IRS with a statement each year of the amount of cash and the fair market value of any property distributed to the stockholders during that year, at such time and in such manner as required by the Treasury Regulations.

     Consequences of Non-Liquidating Distributions. If the Company is not dissolved and we make a non-liquidating distribution to our stockholders, the amount they receive will be treated as a dividend to the extent of the stockholder's share of our current and accumulated earnings and profits, if any, as determined under federal income tax principles. Such a dividend would be includible in the stockholder's gross income and no current loss would be recognized. Currently, dividends are taxable at a maximum rate for individual stockholders of 15% if certain holding period and other requirements are met. We anticipate that any amount distributed in excess of our current earnings and profits will be treated as capital gain from the sale of our stock.

     To the extent that a corporate stockholder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate stockholder that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the tax consequences of a dividend.

     Back-Up Withholding. Unless a stockholder complies with certain reporting and/or Form W 9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received pursuant to the dissolution or from the non-liquidating distributions. The back-up withholding tax is currently imposed at a rate of 28%.

     Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back upwithholdingapplies,theamountwithheldisnotanadditionaltax,butiscreditedagainstthe stockholder's U.S. federal income tax liability.

     Taxation of Non-United States Stockholders. Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the dissolution or the receipt of non-liquidating distributions.

     State and Local Income Tax Consequences. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating or non-liquidating distributions. State and local tax laws may differ in various respects from federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the dissolution or the receipt of non-liquidating distributions.

     The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of a dissolution or the receipt of non liquidatingdistributionsmayvarydependingupontheparticularcircumstancesofthe stockholder. We recommend that each stockholder consult his, her or its own tax advisor regarding the tax consequences of the dissolution or the receipt of non liquidating distributions.

Vote Required and Board Recommendation

     Proposal 2 must be approved by the affirmative vote of the holders of a majority of Aspen’s outstanding common stock.

     As described above, the Board of Directors did not reach an agreement as to whether it recommends stockholders vote For, Against or Abstain from voting on the proposal to grant Aspen’s Board of Directors the authority, in its discretion, to dissolve the Company, as such the proposal is being submitted without a recommendation from the Board as a whole.

INDEPENDENT PUBLIC ACCOUNTANTS

     Effective November 3, 2008 Gordon, Hughes, & Banks, LLP (“GH&B”) resigned as the independent registered accounting firm for Aspen. GH&B recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of GH&B. Certain of the professional staff and shareholders of GH&B joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. On November 3, 2008, the Company’s Board of Directors approved the engagement of Eide Bailly as the Company’s independent registered public accounting firm.

     A representative of Eide Bailly is expected to be present at the Annual Meeting, and assuming the representative is present will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from stockholders.

(a)    Audit Fees.

     GH&B billed us aggregate fees for audit and tax services in the amount of approximately $46,336 for the fiscal year ended June 30, 2008 and $43,696 for the fiscal year ended June 30, 2009. Eide Bailly billed us aggregate fees for audit services in the amount of approximately $11,845 for the fiscal year ended June 30, 2009.

     These amounts were billed for professional services that GH&B and Eide Bailly provided for the audit of our annual financial statements, review of the financial statements included in our report on 10-Q and other services typically provided by an accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)    Audit-Related Fees.

     GH&B billed us aggregate fees in the amount of $0 and $515 for the fiscal years ended June 30, 2009 and 2008 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

     Eide Bailly billed us aggregate fees in the amount of $0 for the fiscal year ended June 30, 2009 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

(c)    Tax Fees.

     GH&B billed us aggregate fees in the amount of approximately $0 for the fiscal year ended June 30, 2009, and $7,395 for the fiscal year ended June 30, 2008, for tax compliance services.

     Eide Bailly billed us aggregate fees in the amount of approximately $7,640 for the fiscal year ended June 30, 2009, for tax compliance services.

(d)    All Other Fees.

     GH&B billed us aggregate fees in the amount of $0 for the fiscal years ended June 30, 2009 and 2008 for other fees.

     Eide Bailly billed us aggregate fees in the amount of $0 for the fiscal years ended June 30, 2009 for other fees.

(e)    Audit Committee’s Pre-Approval Practice.

     Inasmuch as Aspen does not have an audit committee, Aspen’s board of directors performs the functions of its audit committee. Section 10A(i) of the Securities Exchange Act of 1934 prohibits our auditors from performing audit services for us as well as any services not considered to be “audit services” unless such services are pre-approved by the board of directors (in lieu of the audit committee) or unless the services meet certain de minimis standards.

The Board of Directors has adopted resolutions that provide that the Board must:

Preapprove all audit services that the auditor may provide to us or any subsidiary (including, without limitation, providing comfort letters in connection with securities underwritings or statutory audits) as required by §10A(i)(1)(A) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002).

Preapprove all non-audit services (other than certain de minimis services described in §10A(i)(1)(B) of the Securities Exchange Act of 1934 (as amended by the Sarbanes-Oxley Act of 2002) that the auditors propose to provide to us or any of its subsidiaries.

The board of directors considers at each of its meetings whether to approve any audit services or non-audit services. In some cases, management may present the request; in other cases, the auditors may present the request. The board of directors has approved Gordon, Hughes & Banks, LLP and Eide Bailly, LLP performing our audit and tax services for the 2008 and 2009 fiscal years.

     The percentage of the fees for audit, audit-related, tax and other services were as set forth in the following table:

	Eide Bailly, LLP		Gordon Hughes & Banks LLP
	Fiscal Year Ended June 30,		Fiscal Year Ended June 30
	2009	2008	2009	2008

Audit fees	61%	0%	100%	86%
Audit-related fees	0%	0%	0%	1%
Tax fees	39%	0%	0%	13%
All other fees	0%	0%	0%	0%

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     Only one Notice, and if applicable one Proxy Statement and annual report is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate Notice, and if applicable a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy in the future may contact us through our offices at 2050 South Oneida Street, Suite 208, Denver, CO 80224, or by telephone: (303) 639-9860.

     Stockholders who share an address but are receiving multiple copies of the proxy statement and/or annual report may contact us through our offices at 2050 South Oneida Street, Suite 208, Denver, CO 80224, or by telephone: (303) 639-9860 to request that a single copy be delivered.

PROPOSALS FROM STOCKHOLDERS

     Aspen expects to hold its next annual meeting of stockholders (the “2010 Meeting”) on or about November 20, 2010. If this date is advanced or delayed by more than 30 days, Aspen will, as required by Rule 14a-5(f), inform stockholders of the change by including a notice under Item 5 of its next quarterly report on Form 10-Q or, if impracticable, another means reasonably calculated to inform stockholders.

     Proposals from stockholders intended to be present at the 2010 Meeting should be addressed to Aspen Exploration Corporation, Attention: Corporate Secretary, 2050 South Oneida Street, Suite 208, Denver, CO 80224, and we must receive the proposals by June 10, 2010. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After June 10, 2010, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

ANNUAL REPORT TO STOCKHOLDERS

     This proxy statement is being accompanied by our Annual Report to stockholders on Form 10-K for the year ended June 30, 2009. The annual report to stockholders includes our audited financial statements. Our Annual Report on Form 10-K for the year ended June 30, 2009, and other reports filed under the Securities Exchange Act of 1934, are available to any stockholder at no cost upon request to our offices at 2050 South Oneida Street, Suite 208, Denver, CO 80224, or by telephone: (303) 639-9860, or through the Internet at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

     The following information is incorporated by reference into this proxy statement from our annual report on Form 10-K for the year ended June 30, 2009, which report is included in our annual report to stockholders that accompanies this Proxy Statement:

· Our Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our annual report on Form 10-K (included in our annual report to stockholders that accompanies this Proxy Statement), entitled "Item 7. Management's Discussion and Analysis of Financial Conditions or Plan of Operation.”

  Our financial statements attached to our annual report on Form 10-K (included in our annual report to stockholders that accompanies this Proxy Statement).

OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors:

ASPEN EXPLORATION CORPORATION
R.V. Bailey, Chief Executive Officer

ASPEN EXPLORATION CORPORATION
2050 South Oneida Street, Suite 208
Denver, CO 80224

PROXY This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints R.V. Bailey and Kevan B. Hensman, or either one of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares of Common Stock of ASPEN EXPLORATION CORPORATION held of record by the undersigned on October 2, 2009, at the Annual Meeting of Stockholders to be held on November 30, 2009, and at any adjournments or postponements thereof.

1.	ELECTION OF DIRECTORS	FOR all nominees listed below ___ WITHHOLD AUTHORITY ___
or (Except as marked to the contrary below) to vote for all nominees listed below:

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the box next to the nominee's name below.)

R.V. Bailey	_____
Robert A. Cohan	_____
Kevan B. Hensman	_____
Douglas P. Imperato	_____

2.	APPROVAL OF A RESOLUTION GRANTING THE BOARD OF DIRECTORS THE AUTHORITY
IN ITS SOLE DISCRETION TO DISSOLVE ASPEN EXPLORATION CORPORATION, BUT
SUCH DISCRETION MUST BE EXERCISED WITHIN TWELVE MONTHS.

FOR: ______________	AGAINST: ______________	ABSTAIN: ______________

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will vote FOR each of the directors and abstain from voting on proposal no. 2 (dissolution).

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check here if you plan to attend the
Signature		Annual Meeting: [ ]

Date:	, 2009

Signature if held jointly